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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The SCO Group, Inc.:

        We consent to the use of our report dated February 18, 2005, except as to Note 16, which is as of March 11, 2005, with respect to the consolidated balance sheets of The SCO Group, Inc. and subsidiaries as of October 31, 2004 and 2003, the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 2004, and the related financial statement schedule, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah
June 1, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM